Circuit City Stores, Inc. Reports First Quarter Sales

RICHMOND, Va., June 4, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported total sales of $2.07 billion for the first quarter ended May 31, 2004, representing an increase of 7.0 percent from $1.93 billion in the same period last year, and a comparable store merchandise sales increase of 6.4 percent.

On May 12, 2004, Circuit City acquired a controlling interest in InterTAN, Inc. Circuit City's total sales for the first quarter include sales of $21.5 million generated by InterTAN from the acquisition on May 12 to the quarter end on May
31. Beginning with the second quarter ending August 31, 2004, Circuit City expects to report separate comparable store sales results for its domestic and international segments. The company expects also to report consolidated comparable store sales beginning with the second quarter of next fiscal year.

"The first quarter comparable store sales increase in part reflects the soft performance in last year's first quarter, when we produced our weakest comparable store sales performance of that year," said W. Alan McCollough, chairman, president and chief executive officer. "Nevertheless, it is important to recognize the ongoing improvements in execution achieved by our store operations group. We also continued to generate strong growth in Web-originated sales."

The percent of merchandise sales represented by each major product category was as follows:


                                                      Three Months Ended May 31
                                                   -----------------------------
                                                        2004         2003
                                                        ----         ----
Video..........................................          42%          40%
Audio..........................................          13           14
Information Technology....................               33           33
Entertainment.................................           12           13
                                                   -----------------------------
Total...........................................        100%         100%
                                                   -----------------------------





In the video category, Circuit City produced an upper-single-digit comparable store sales increase, driven by sales of new-technology televisions. Video category sales reflect double-digit growth in digital televisions and triple-digit growth in plasma and LCD televisions. Double-digit comparable store sales growth in DVD players and in digital imaging products further contributed to the category's comparable store sales increase. A double-digit decline in tube television sales and a slight decline in camcorder sales partly offset the growth in other video products.

A low-single-digit comparable store sales increase for the audio category includes single-digit comparable store sales growth in mobile audio products and double-digit comparable store sales growth in portable audio, but double-digit sales declines in home audio.

In the information technology category, Circuit City generated an upper-single-digit comparable store sales increase led by double-digit comparable store sales growth in personal computer hardware. Double-digit comparable store sales growth in notebooks and monitors and single-digit growth in desktop computers was partly offset by double-digit comparable store sales declines in printers.

In the entertainment category, Circuit City produced a low-single-digit comparable store sales increase that included double-digit comparable store sales growth in video software and single-digit sales growth in music software. Growth in these categories was partly offset by double-digit declines in game software and hardware sales.

During the quarter, the company continued its store revitalization program, opening its second store in the Jackson, Miss., market and its fifth store in the New Orleans, La., market. The company opened a store in Santa Monica, Calif., to replace a store that it closed in that market in late fiscal 2004.

Stock Buyback
During the first quarter, Circuit City repurchased stock in the open market, consistent with the board's $200 million authorization approved in January 2003. Through May 31, 2004, the company had repurchased and retired approximately 15.0 million shares at a cost of $155.4 million under this authorization. Of this total, repurchases and retirements during the first quarter totaled approximately 5.8 million shares at a cost of $71.1 million.

Annual Meeting
Circuit City's Annual Meeting of Shareholders will be held at 10:00 a.m., EDT, June 15. A live Web cast of the management presentation will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

Earnings Release and Conference Call Information
Circuit City plans to release first quarter earnings before the market opens on June 15. The company expects to host a conference call for investors at 2:30 p.m. EDT that day. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 5:00 p.m. EDT, June 15, and will be available through midnight, June 22. Domestic investors may access the recording at (888) 286-8010, and international investors may dial
(617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores is a leading specialty retailer of consumer electronics. Circuit City operates 602 Superstores and five mall-based stores in 158 U.S. markets. Its subsidiary, InterTAN, Inc., operates through 1,002 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

                                                    ###


 Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Jessica Simmons, Investor Relations, (804) 527-4038
           Virginia Watson, Investor Relations,  (804) 527-4033